EXHIBIT 99.1
October 23, 2013

Plexus Corp. Reports Fourth Quarter Results

•	Fiscal fourth quarter revenue of $568 million, diluted EPS of $0.71

•	Initiates Q1 fiscal 2014 revenue guidance of $520 - $550 million

NEENAH, WI – October 23, 2013 - Plexus Corp. (NASDAQ: PLXS) today announced financial results for its fiscal fourth quarter ended September 28, 2013.

	Three Months Ended
	September 28,	June 29,	September 29,
	2013	2013	2012
(US$ in thousands, except EPS)	Q4 F13	Q3 F13	Q4 F12

Revenue	$567,730	$571,945	$594,789
Gross profit	$54,529	$55,473	$56,244
Operating profit	$26,767	$25,184	$27,349
Net income	$24,464	$23,204	$728
Earnings per share (diluted)	$0.71	$0.68	$0.02
Net income, before special charge in 2012 and special benefit in 2013	$23,011	$23,204	$23,513
Earnings per share (diluted), before special charge in 2012 and special benefit in 2013	$0.67	$0.68	$0.66

Gross margin	9.6%	9.7%	9.5%
Operating margin	4.7%	4.4%	4.6%
Return on invested capital	14.0%	13.2%	15.5%

Fiscal 2013 Results:

•	Revenue $2.23 billion, down 3.4% from prior year

•	Diluted EPS: $2.36, including $0.34 per share of stock-based compensation expense

•	Return on invested capital (ROIC): 14.0%

Q4 Fiscal 2013 Results (quarter ended September 28, 2013):

•	Revenue: $568 million, relative to our guidance of $545 to $575 million

•
Diluted EPS: $0.71 including $0.08 per share of stock-based compensation expense and $0.04 of special benefit, relative to our September 11, 2013 revised guidance of $0.66 to $0.70 (the original range was $0.60 to $0.66)

•	Return on invested capital (ROIC): 14.0%

Q1 Fiscal 2014 Guidance

•	Revenue: $520 to $550 million

•	Diluted EPS: $0.57 to $0.63, excluding any restructuring charges and including approximately $0.08 per share of stock-based compensation expense

Dean Foate, Chairman, President and CEO, commented, “Fiscal fourth quarter revenues were $568 million, above the midpoint of our guidance range, but down modestly from the prior quarter. Diluted EPS was $0.71, above the high-end of our revised guidance range, as a consequence of operating margin performance at the higher-end of our expectations and the benefit of discrete tax items. The combination of improved operating performance and working capital management delivered return on invested capital of 14.0%, 200 basis points above our weighted average cost of capital. Consistent with previous disclosures regarding the disengagement of Juniper Networks, we completed shipment of all Juniper products and inventory this quarter. We expect no revenue from Juniper in fiscal 2014.”

Mr. Foate continued, “During the quarter, we won 34 new programs in our Manufacturing Solutions group; we anticipate these wins will generate approximately $155 million in annualized revenue when fully ramped into production. The wins performance this quarter results in trailing four quarter wins of approximately $703 million in annualized revenue, or 31% of trailing four quarter revenue.”

Ginger Jones, Senior Vice President and CFO, commented, “Gross margin was 9.6% for the fiscal fourth quarter, and included charges of approximately $0.4 million related to the consolidation of manufacturing facilities in Neenah, WI. Our focused cost management initiatives delivered selling and administrative expenses significantly lower than expectations at $27.8 million. The resulting operating margin of 4.7% was above our expectations. Diluted EPS of $0.71 includes a $0.04 net benefit as a result of discrete tax items, related primarily to non-recurring adjustments in certain deferred tax assets, and liabilities related to prior periods, offset by a valuation allowance established against our net deferred tax assets in the United Kingdom.”

Ms. Jones continued, “During the fiscal fourth quarter, we purchased $13.8 million of our shares, at an average price of $33.60 per share, under the $50 million stock repurchase program authorized by the Plexus Board of Directors on October 23, 2012. During the fiscal year we purchased $49.9 million of our shares under this program, at an average price of $27.37 per share, which concludes that program. The Board has authorized a $30 million stock repurchase program for fiscal 2014; we expect to complete the authorized repurchases on a relatively consistent basis over fiscal 2014.”

Ms. Jones concluded, “We completed the fiscal year with strong cash cycle results. Fiscal fourth quarter cash cycle days, including customer deposits, were 53 days and better than our expectations. As a result of strong operating earnings and working capital improvements, we generated $68 million of free cash flow during the quarter and $101 million during the fiscal year.”

Mr. Foate concluded, “We are establishing fiscal first quarter 2014 revenue guidance of $520 to $550 million. At that level of revenue we anticipate diluted EPS of $0.57 to $0.63, excluding any restructuring charges and including approximately $0.08 per share of stock-based compensation expense. The midpoint of this guidance range suggests that our fiscal first quarter revenue will be down approximately 6% when compared to the prior quarter. As previously discussed, we anticipate a sequential decline in revenue in the fiscal first quarter of 2014 as we do not expect to overcome the full revenue headwind associated with the Juniper disengagement. Our current customer forecasts suggest we will return to sequential revenue growth in the fiscal second quarter of 2014.”

Plexus provides non-GAAP supplemental information such as return on invested capital (“ROIC”) and free cash flow. ROIC and free cash flow are used for internal management assessments because it provides additional insight into ongoing financial performance. We also present information net of special charges and benefits because that data better identifies ongoing Company results by eliminating those unusual items for purposes of year-to-year comparisons. In addition, we provide non-GAAP measures because we believe they offer insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.

Market Sector Breakout
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector ($ in millions)	Q4 F13		Q3 F13		Q4 F12
Networking/Communications	$197	35%	$218	38%	$228	38%
Healthcare/Life Sciences	$159	28%	$142	25%	$138	23%
Industrial/Commercial	$143	25%	$138	24%	$159	27%
Defense/Security/Aerospace	$69	12%	$74	13%	$70	12%
Total Revenue	$568		$572		$595

Fiscal Q4 Supplemental Information

•
ROIC for the fiscal fourth quarter was 14.0%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling five-quarter period for the fourth quarter and a rolling four-quarter period for the third quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents.

•
Cash flow provided by operations was approximately $92.3 million for the quarter. Capital expenditures for the quarter were $24.1 million. Free cash flow was positive for the quarter, at approximately $68.2 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 50% of revenue during the quarter, down five percentage points from the previous quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q4 F13	Q3 F13	Q4 F12
Days in Accounts Receivable	49	54	49
Days in Inventory	72	78	78
Days in Accounts Payable	(56)	(54)	(58)
Days in Cash Deposits	(12)	(19)	(6)
Annualized Cash Cycle	53	59	63

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q4 Earnings Conference Call and Webcast
When:	Thursday, October 24th at 8:30 a.m. Eastern Time
Where:
We encourage participants to access the live webcast on Plexus’ website at www.plexus.com by clicking on “Event Calendar” under the Investor Relations section. You may also access it at: http://www.media-server.com/m/p/9r6apnqp

Those without internet access can listen to the call at 1-888-771-4371 using the confirmation code: 35794948.

Replay:	The webcast will be archived on the company’s website or via telephone replay at 1-888-843-7419 or (630) 652-3042 with Passcode: 3579 4948#
Contact:	Kristie Johnson, 920-725-7224, kristie.johnson@plexus.com

For further information, please contact:
Ginger Jones, Senior VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of changing economic conditions; the adequacy of restructuring and similar charges as compared to actual expenses; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our new facilities in China, Romania and the United States, our announced plans to open a new facility in Mexico and our other recent, planned and potential future expansions or replacements; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effects of regional results on our taxes and ability to use deferred tax assets; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices, terrorism and weather events); the impact of increased competition; and other risks detailed in our Securities and Exchange Commission filings (particularly in "Risk Factors" in our fiscal 2013 Form 10-K).

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Net sales	$567,730	$594,789	$2,228,031	$2,306,732
Cost of sales	513,201	538,545	2,014,846	2,086,819

Gross profit	54,529	56,244	213,185	219,913

Operating expenses:
Selling and administrative expenses	27,762	28,895	116,562	115,754
Operating income	26,767	27,349	96,623	104,159

Other income (expense):
Interest expense	(2,629)	(3,859)	(12,638)	(16,064)
Interest income	458	417	1,640	1,761
Miscellaneous	(174)	(168)	(642)	1,375

Income before income taxes	24,422	23,739	84,983	91,231

Income tax (benefit) expense	(42)	23,011	2,724	29,142

Net income	$24,464	$728	$82,259	$62,089

Earnings per share:
Basic	$0.73	$0.02	$2.40	$1.78
Diluted	$0.71	$0.02	$2.36	$1.75

Weighted average shares outstanding:
Basic	33,708	35,040	34,330	34,874
Diluted	34,528	35,648	34,892	35,529

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation	Twelve Months Ended		Nine Months Ended		Twelve Months Ended
	September 28,		June 29,		September 29,
	2013		2013		2012
Operating income				$69,856
	÷		÷	3	÷
				$23,285
	x		x	4	x
Annualized operating income		96,623		93,140		104,159
Tax rate	x	7%	x	8%	x	7%
Tax impact		6,764		7,451		7,291
Operating income (tax effected)		$89,859		$85,689		$96,868

Average invested capital		$642,133		$647,971		$623,021

ROIC		14.0%		13.2%		15.5%

	September 28,	June 29,	March 30,	December 29,	September 29,
	2013	2013	2013	2012	2012
Equity	$699,301	$679,539	$669,047	$664,515	$649,022
Plus:
Debt - current	3,574	2,984	2,893	10,310	10,211
Debt - non-current	257,773	258,758	258,789	259,516	260,211
Less:
Cash and cash equivalents	(341,865)	(285,604)	(276,507)	(274,183)	(297,619)
	$618,783	$655,677	$654,222	$660,158	$621,825

Fiscal 2013 fourth quarter average invested capital (September 28, 2013, June 29, 2013, March 30, 2013, December 29, 2012, and September 29, 2012) was $642,133.
Fiscal 2013 third quarter average invested capital (June 29, 2013, March 30, 2013, December 29, 2012 and September 29, 2012) was $647,971.

	September 29,	June 30,	March 31,	December 31,	October 1,
	2012	2012	2012	2011	2011
Equity	$649,022	$638,573	$615,296	$581,811	$558,882
Plus:
Debt - current	10,211	13,838	17,518	17,446	17,350
Debt - non-current	260,211	260,843	261,542	265,941	270,292
Less:
Cash and cash equivalents	(297,619)	(277,909)	(257,754)	(248,284)	(242,107)
	$621,825	$635,345	$636,602	$616,914	$604,417

Fiscal 2012 fourth quarter average invested capital (September 29, 2012, June 30, 2012, March 31, 2012, December 31, 2011, and October 1, 2011) was $623,021.

Free Cash Flow Calculation
The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures. For the three months ended September 28, 2013, cash flow provided by operations was approximately $92 million less capital expenditures of approximately $24 million, resulting in positive free cash flow of approximately $68 million.

For the twelve months ended September 28, 2013, cash flow provided by operations was approximately $209 million less capital expenditures of approximately $108 million, resulting in positive free cash flow of approximately $101 million.

Net Income, excluding special items
PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 28,	September 29,
	2013	2012
Net income, as reported	$24,464	$728

Non-GAAP adjustments:
US Valuation allowance	-	22,785
Discrete tax benefit, net	(1,453)	-

Net income, as adjusted	$23,011	$23,513

Diluted earnings per share, as reported	$0.71	$0.02

Non-GAAP adjustments:
US Valuation allowance	-	0.64
Discrete tax benefit, net	(0.040)	-

Diluted earnings per share, as adjusted	$0.67	$0.66

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 28,	September 29,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$341,865	$297,619
Accounts receivable	305,350	323,210
Inventories	404,020	457,691
Deferred income taxes	3,917	5,500
Prepaid expenses and other	23,870	15,785

Total current assets	1,079,022	1,099,805

Property, plant and equipment, net	325,061	265,191
Deferred income taxes	2,510	4,335
Other	41,091	42,136

Total assets	$1,447,684	$1,411,467

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$3,574	$10,211
Accounts payable	313,404	341,276
Customer deposits	69,295	36,384
Accrued liabilities:
Salaries and wages	42,553	45,450
Other	42,550	46,550

Total current liabilities	471,376	479,871

Long-term debt and capital lease obligations, net of current portion	257,773	260,211
Deferred income taxes	2,128	3,268
Other liabilities	17,106	19,095

Total non-current liabilities	277,007	282,574

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
49,176 and 48,851 shares issued, respectively,
and 33,600 and 35,097 shares outstanding, respectively	492	489
Additional paid-in-capital	449,368	435,546
Common stock held in treasury, at cost, 15,576 and 13,754, respectively	(449,968)	(400,110)
Retained earnings	679,172	596,913

Accumulated other comprehensive income	20,237	16,184

Total shareholders’ equity	699,301	649,022

Total liabilities and shareholders’ equity	$1,447,684	$1,411,467